EXHIBIT 10.4

JULY 16, 2010

Re:          Network-1 Security Solutions, Inc. v. Cisco Systems, Inc. et al.
6:08-CV-00030-LED
             _______________________________________________

Memorandum of Understanding Between Network-l Security Solutions, Inc. and Hewlett-Packard Company

1.	Cash payment of $1,250,000.00 to Network-l within 15 days.
2.	Release to Hewlett-Packard, 3Com and all customers for all 3Com products sold prior to this agreement.
3.	Stipulation of dismissal without prejudice filed within 45 days.
4.	A more formal settlement agreement including the release shall be finalized within 45 days. Any dispute about the terms of such agreement shall be settled by Judge Davis.
5.	180-day standstill for any litigation between the parties.
6.	The outcome of the above-referenced proceeding shall have no binding or preclusive effect on HP.
7.	Venue for any subsequent litigation between the parties and concerning the '930 Patent shall be in EDTX in front of Judge Davis.
8.
The fact of the resolution of this matter as well as all of the terms of this and any agreement contemplated herein shall not be used in any case for any purpose, including the current case and any future case involving the '930 Patent against HP or any other party.

9.	No allegations of willfulness may be made against 3Com or HP in any proceeding concerning the '930 Patent.
10.	HP will not assert a defense of laches or failure to mark in any proceeding concerning the '930 Patent.
11.	The terms of this agreement and any subsequent agreements shall be confidential.
12.	Nothing herein shall preclude Network-l from complying with its obligations under the applicable securities law.
13.	Nothing herein is intended to be a license by Network-l to 3Com or Hewlett-Packard.

/s/ Andrew J. Curtin
For: Hewlett-Packard Company

/s/ Corey M. Horowitz
For: Network-1 Security Solutions